                                                                       EXHIBIT 5

                        INCENTIVE STOCK OPTION AGREEMENT

         AGREEMENT made as of this 4th day of February 2000 by and between American Vantage Companies, a Nevada corporation having its principal place of business at 6787 West Tropicana, Suite 200, Las Vegas, Nevada 89103 ("Grantor"), and Ronald J. Tassinari, residing at 7889 Rancho Mirage, Las Vegas, Nevada 89113 ("Optionee").

                              W I T N E S S E T H:

         WHEREAS, Optionee is presently employed by Grantor, and

         WHEREAS, Grantor is desirous of increasing the incentive of Optionee to exert Optionee's utmost efforts to improve the business of Grantor.

         NOW, THEREFORE, in consideration of Optionee's continued service to Grantor or any of its subsidiaries, and for other good and valuable consideration, Grantor hereby grants to Optionee options to purchase common stock of Grantor, $.01 par value ("Common Stock") on the following terms and conditions:

         1.       Option.

         Pursuant to its 1991 Stock Option Plan, (the "Plan"), Grantor hereby grants to Optionee an Incentive Stock Option, as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase up to eleven thousand six hundred ninety six (11,696) fully paid and non-assessable shares of Common Stock (the "Shares"), subject to the terms and conditions set forth below.

         2.       Purchase Price.

         The purchase price shall be $1.125 per Share. Grantor shall pay all original issue or transfer taxes on the exercise of the Optionee's option and all other fees and expenses necessarily incurred by Grantor in connection therewith.

         3.       Exercise of Option.

         (a) Optionee may exercise all or any part of his option hereunder by delivering a Notice of Exercise substantially in the form attached hereto by hand delivery, overnight courier or by registered or certified mail, return receipt requested, addressed to its principal office as to the number of Shares which Optionee desires to purchase hereunder, which notice shall be accompanied by payment of the exercise price therefore as specified in Paragraph 2 above. The payment of the exercise price may be made, at the option of the Holder, either (i) by cash or certified or bank cashier's check in lawful money of the United States of America, payable to the order of the Company in an amount equal to the exercise price multiplied by the number of Shares for which this Option is being exercised, (ii) by delivery of shares of Common Stock having a fair market value on the trading day immediately preceding the date of the Grantor's receipt of the Notice of Exercise equal to the exercise price of the Shares being exercised, (iii) by having the Company withhold from the shares of Common Stock to be issued upon exercise of the Options the number of Shares having a value, based on the Common Stock closing price on the trading day immediately prior to the date of such exercise, equal to the product of the exercise price times the number of Shares as to which this Option is being exercised, (iv) by having the Company cancel a number of Options equal to the number of Shares purchased and to be delivered upon the exercise of the Options multiplied by a fraction, the numerator of which is the exercise price and the denominator of which is the excess of the fair market value of the underlying Common Stock on the date of exercise (based on the Common Stock closing price on the trading day immediately prior to the date of such exercise) and the exercise price, or (v) by any combination thereof. As soon as practicable thereafter, Grantor shall at its principal office tender to Optionee certificates issued in Optionee's name evidencing the Shares purchased by Optionee.

         (b) If the aggregate fair market value of all the stock with respect to which Incentive Stock Options are exercisable for the first time by Optionee during any calendar year and all other Incentive Stock Option plans of Grantor or its affiliates exceeds $100,000.00, the grant of the Incentive Stock Option hereunder shall not, to the extent of such excess, be deemed a grant of an Incentive Stock Option but will instead be deemed the grant of a Non-Qualified Stock Option under the Plan.

         (c) The option granted hereunder may be exercised by Optionee at any time after the date of this Agreement until February 3, 2010.

         4.       Option Conditioned On Continued Employment.

         (a) If the employment of Optionee shall terminate other than by reason of death, disability, voluntarily by Optionee, such option may be exercised at any time within one (1) year after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4.

         (b) If Optionee dies (i) while employed by Grantor or a subsidiary or parent corporation, or (ii) within one (1) year after the termination of Optionee's employment, such option, subject to the provisions of subparagraph
(d) of this Paragraph 4, may be exercised by a legatee or legatees of such option under Optionee's last will or by Optionee's personal representatives or distributees at any time within one (1) year after Optionee's death.

         (c) If Optionee becomes disabled within the definition of Section 22(e)(3) of the Code while employed by Grantor or a subsidiary or parent corporation, such option, subject to the provisions of subparagraph (d) of this Paragraph 4, may be exercised at any time within one (1) year after the termination of employment due to disability.

         (d) An option may not be exercised pursuant to this Paragraph 4 except to the extent that Optionee was entitled to exercise the option, or any part thereof, at the time of termination of employment or death, and in any event may not be exercised after the original expiration date of the option.

         5.       Divisibility of the Options.

                  Optionee may exercise the options herein granted from time to time during the periods of their respective effectiveness with respect to any whole number of Shares included therein, but in no event may an option be exercised as to less than one thousand (1,000) shares at any one time, except for the remaining shares covered by the option if less than one thousand (1,000).

         6.       Stock as Investment.

         By accepting these options, Optionee agrees for Optionee, Optionee's heirs and legatees that any and all Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares Optionee, or Optionee's heirs or legatees receiving such shares, shall deliver to Grantor a representation in writing, that the Shares are being acquired in good faith for investment and not for sale or distribution, unless such distribution is registered under the Securities Act of 1933, as amended (the "Securities Act"). Grantor may place a "stop transfer" order with respect to the Shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing the Shares, unless such shares are registered for resale.

         7.       Restriction on Issuance of Shares.

         Grantor shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of the option unless (a) the issuance of such shares has been registered under the Securities Act, or counsel to Grantor shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof, and (c) permission for the listing of such shares, if required, shall have been given by NASDAQ and/or any national securities exchange on which the Common Stock of Grantor is at the time of issuance listed.

         8.       Adjustments; Merger or Consolidation

         (a) In the event of changes in the outstanding Common Stock of Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares as to which the options may be exercised shall be correspondingly adjusted by Grantor. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to stockholders of Grantor of rights to subscribe for additional shares of Common Stock or other securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of Grantor shall have the discretionary authority to take any action necessary or appropriate to prevent these options from being disqualified as "Incentive Stock Options" under the United States income tax laws then in effect.

         (b) Any adjustment in the number of Shares shall apply proportionately to only the unexercised portion of an option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of Grantor or its subsidiaries.

         (c) Notwithstanding anything contained herein to the contrary, a merger or consolidation in which Grantor is not the surviving corporation, or a sale of substantially all of Grantor's assets or capital stock shall cause the unexercised options to terminate automatically, unless otherwise provided by the Board of Directors.

         9.       No Rights in Option Stock.

         Optionee shall have no rights as a shareholder in respect of Shares as to which the options granted hereunder shall not have been exercised and payment made as herein provided.

         10.      Effect Upon Employment.

         This Agreement does not give Optionee any right to continued employment by Grantor.

         11.      Binding Effect.

         Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors legal representatives and assigns.

         12.      Agreement Subject to Plan.

         Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the Plan, and in the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.

         13.      Miscellaneous.

         This Agreement shall be construed under the laws of the State of Nevada applied to agreements made and to be performed entirely within such State. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            AMERICAN VANTAGE COMPANIES

                                            By: /s/ Audrey K. Tassinari
                                                ------------------------
                                                Audrey K. Tassinari,
                                                Executive Vice President

                                                /s/ Roy K. Keefer
                                                ------------------------
                                                Roy K. Keefer
                                                Secretary/Treasurer

                                            ACCEPTED AND AGREED TO:

                                                /s/ Ronald J. Tassinari
                                                -----------------------
                                                Ronald J. Tassinari